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                                                                  EXHIBIT 3.1.1



                         CERTIFICATE OF INCORPORATION

                                      OF

                            PARADIGM GENETICS, INC.



     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is

                                 PARADIGM GENETICS, INC.

     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

     THIRD: The nature of the business to be conducted and the purposes of the Corporation are: to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

     FOURTH:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Eight Million Three Hundred Fifty Three Thousand One Hundred Ninety Eight (68,353,198), consisting of:

        (i) 50,000,000 shares of Common Stock, One Cent ($0.01) Par Value per share (the "Common Stock");

        (ii) 7,562,500 shares of Series A Preferred Stock, One Cent ($0.01) Par Value per share (the "Series A Preferred Stock");

        (iii) 2,790,698 shares of Series B Preferred Stock, Zero Dollars and One Cent ($0.01) Par Value per share (the "Series B Preferred Stock");
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        (iv) 3,000,000 shares of Series C Preferred Stock, One Cent ($0.01) Par
     Value per share (the "Series C Preferred Stock"); and

        (v) 5,000,000 shares of Preferred Stock, One Cent ($0.01) Par Value per share (the "Preferred Stock").


     B. Common Stock. The holders of the Common Stock are entitled to one vote for each share held; provided, however, that, except as otherwise required by law or set forth in any Preferred Stock designation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation relating to Preferred Stock).

     C. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations, preferences, relative rights, and powers, including voting powers (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under Section 151(g) of Delaware General Corporation Law.

  D. Designation of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock

  1. DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to receive in any fiscal year of the Corporation, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, before any cash dividend shall be paid upon or set aside for the Common Stock in such fiscal year, dividends payable in cash in an amount per share of Series A Preferred Stock for such fiscal year at least equal to the product of (a) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock in such fiscal year, multiplied by (b) the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is convertible immediately after the close of business on the record date fixed for such dividend. The holders of Series B Preferred Stock shall be entitled to receive in any fiscal year of the Corporation, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, before any cash dividend shall be paid upon or set aside for the Common Stock in such fiscal year, dividends payable in cash in an amount per share of Series B Preferred Stock for such fiscal year at least equal to the product of (c) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock in such fiscal year, multiplied by (d) the number of whole shares of Common Stock into which each such share of

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Series B Preferred Stock is convertible immediately after the close of business on the record date fixed for such dividend. The holders of Series C Preferred Stock shall be entitled to receive in any fiscal year of the Corporation, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, before any cash dividend shall be paid upon or set aside for the Common Stock in such fiscal year, dividends payable in cash in an amount per share of Series C Preferred Stock for such fiscal year at least equal to the product of (e) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock in such fiscal year, multiplied by (f) the number of whole shares of Common Stock into which each such share of Series C Preferred Stock is convertible immediately after the close of business on the record date fixed for such dividend. No dividend shall be paid on the Series A Preferred Stock unless equivalent dividends, on an as converted basis, are declared and paid concurrently on the Series B Preferred Stock and the Series C Preferred Stock. No dividends shall be paid on the Series B Preferred Stock unless equivalent dividends, on an as converted basis, are declared and paid concurrently on the Series C Preferred Stock. The right to such dividends on shares of Series Preferred Stock shall not be cumulative, and no right shall accrue to holders of shares of Series Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest. After payment of dividends to the holders of Series Preferred Stock, dividends may be declared and distributed among all holders of Common Stock; provided, however, that no dividend may be declared and distributed among holders of Common Stock at a rate greater than the rate at which dividends are paid to the holders of Preferred Stock based on the number of shares of Common Stock into which such shares of Preferred Stock are convertible (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the date such dividend is declared.

  2.  LIQUIDATION PREFERENCE.

        (a) Series C Rights on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, Series A Preferred Stock, and Series B Preferred Stock, and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Series C Preferred Stock with respect to distribution of assets upon any liquidation or deemed liquidation, an amount equal to $5.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series C Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described in this Section 2(a), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.


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        (b) Series B Rights on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock and Series A Preferred Stock, and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Series B Preferred Stock with respect to distribution of assets upon any liquidation or deemed liquidation, an amount equal to $2.15 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described in this Section 2(b), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        (c) Series A Rights on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Series A Preferred Stock with respect to distribution of assets upon any liquidation or deemed liquidation, an amount equal to $0.80 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described in this
Section 2(c), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        d) Distribution of Remaining Assets. After payment to the holders of the Series Preferred Stock of the amounts set forth in Article FOURTH (D), Sections 2(a), 2(b) and 2(c) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

        e) Certain Other Transactions. For purposes of this Article FOURTH (D),
Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be

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issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (B) a sale of all or substantially all of the assets of the Corporation; unless, in either case, the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise), hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity, or unless the fair market value of the consideration received by holders of the Series A Preferred Stock (assuming conversion of such shares to Common Stock) is valued at greater than $0.80 per share of Common Stock, the fair market value of the consideration received by the holders of the Series B Preferred Stock (assuming conversion of such shares to Common Stock) is valued at greater than $2.15 per share of Common Stock and the fair market value of the consideration received by holders of the Series C Preferred Stock (assuming conversion of such shares to Common Stock) is valued at greater than $5.00 per share of Common Stock (in each case as adjusted for any stock dividends, combinations or splits with respect to such shares) (each such event, a "Combination"). In the event of the occurrence of any Combination, and in the event the holders of shares of the Series Preferred Stock do not elect to convert pursuant to Section 4 below prior to or contemporaneously with such Combination, then such holders shall continue to have the other rights set forth in this Article FOURTH (D), including under Sections 2(a), 2(b) and 2(c) above.

        (f) Valuation of Non-Cash Assets. Whenever the distribution provided for in this Article FOURTH (D), Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

  3. VOTING RIGHTS.

        (a) Generally. Except as otherwise required by applicable law or as set forth herein, the shares of Series Preferred Stock shall be voted equally with the shares of Common Stock (voting together with the shares of Common Stock as a single class) at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as Common Stock, upon the following basis: each holder of one or more shares of Series Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and to such number of votes for the shares of Series Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock into which all of his shares of Series Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

        b) Special Voting Rights. So long as at least twenty percent (20%) of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock shares issued on or after the Original Issue Date (defined below) remain outstanding (taken together as a single class), the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series Preferred Stock

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(voting together as a single class, on the basis that the holder's Series
Preferred Stock shall be entitled to such number of votes as shall be equal to the number of whole shares of Common Stock into which such holder's shares of Series Preferred Stock are convertible at such time) shall be required for (i) any amendment to the Corporation's Certificate of Incorporation or Bylaws, or any repeal of any provision thereof or addition thereto, or any other action, that adversely alters or changes the rights, preferences or privileges of any of the Series Preferred Stock, (ii) any action that creates a new class or series of shares having a preference or priority as to dividends or assets superior to or on a parity with that of any of the Series Preferred Stock, (iii) any issuance of bonds, notes, debentures or other securities that are convertible into or exchangeable for securities of the Corporation having a preference or priority as to dividends or assets superior to or on a parity with that of any of the Series Preferred Stock, (iv) any reclassification of any class or series of shares into securities having a preference or priority as to dividends or assets superior to or on a parity with that of any of the Series Preferred Stock (including without limitation with respect to Series Preferred Stock issued after the Original Issue Date), (v) any application of the Corporation's assets to the redemption or acquisition of any shares of stock, except from employees, officers, or directors of, or consultants to, the Corporation at a price per share equal to the original issue price therefor, pursuant to vesting arrangements approved by the Board of Directors, (vi) any action that would result in the acquisition of the Corporation by means of a merger or other form of corporate reorganization or the sale of all or substantially all of the assets of the Corporation (other than an acquisition, sale or other transaction in which the Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration for the Corporation's acquisition, sale or otherwise), hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity, or (vii) the voluntary liquidation, dissolution or winding up of the Corporation.

  4. CONVERSION. The holders of the Series Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Right to Convert. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock. Each share of Series Preferred Stock shall be converted into the number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the "Conversion Price" per share in effect for such Series Preferred Stock at the time of conversion into the "Conversion Value" per share for such Series Preferred Stock. The number of shares of Common Stock into which each share of each Series Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate." The initial Conversion Price per share of Series A Preferred Stock shall be $0.80, the initial Conversion Price per share of Series B Preferred Stock shall be $2.15, and the initial Conversion Price per share of Series C Preferred Stock shall be $5.00. The initial Conversion Price of each of the Series Preferred Stock shall be subject to adjustment as set forth in Article FOURTH (D), Section 4(d). The Conversion Value per share of Series A Preferred Stock shall be

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$0.80, the Conversion Value per share of Series B Preferred Stock shall be
$2.15, and the Conversion Value per share of Series C Preferred Stock shall be $5.00. No adjustment shall be made to the voluntary conversion rights of Series Preferred Stock for declared but unpaid dividends on the shares of Series Preferred Stock surrendered for conversion or on the shares of Common Stock delivered upon any such conversion.

        (b) Automatic Conversion. Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $10.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate gross proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $20,000,000 (a "Qualified Public Offering"). Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock.

        c) Mechanics of Conversion. Before any holder of Series Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of

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the Series Preferred Stock shall not be deemed to have converted such Series
Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding that any certificate for Series Preferred Stock to be converted in a mandatory conversion shall not have been surrendered as of the date fixed for conversion, each holder of Series Preferred Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon conversion.

        (d) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series Preferred Stock shall be subject to adjustment from time to time as set forth below.

             i) Special Definitions. For purposes of this Article FOURTH (D),
Section 4(d), the following definitions apply:

                  (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Article FOURTH (D), Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                       (A) upon conversion of shares of any of the Series Preferred Stock;

                       (B) to officers, non-employee directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors, but not exceeding Four Million, Fifteen Thousand (4,015,000) shares of Common Stock (in each case net of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations;

                       (C) as a dividend or distribution to all holders of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, or as a dividend or distribution to all holders of Common Stock and Series Preferred Stock, in each case as authorized herein;

                       (D) for which adjustment of the Conversion Price for any of the Series Preferred Stock is made pursuant to Article FOURTH (D), Section 4(e); or

                       (E) pursuant to the exercise of Options (as defined below) granted prior to the Original Issue Date.

                  (2) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

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                  (3) "Original Issue Date" shall mean (A) with respect to the
Series A Preferred Stock, the date on which a share of Series A Preferred Stock was first issued, (B) with respect to the Series B Preferred Stock, the date on which a share of Series B Preferred Stock was first issued, and (C) with respect to the Series C Preferred Stock, the date on which a share of Series C Preferred Stock was first issued.

                  (4) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

             (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for any share of Series Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Article FOURTH (D), Section 4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

             (iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article FOURTH (D), Section 4(d)(iv)) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, in effect immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully-diluted basis, as if all shares of Series Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

             (iv) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the

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instrument relating thereto without regard to any provisions contained therein designed to protect against dilution or any other adjustment) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (1) no further adjustments in the Conversion Price of any of the Series Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the applicable Series Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price of any of the Series Preferred Stock shall affect Common Stock previously issued upon conversion of any of the Series Preferred Stock);

                  (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                       (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                       (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the

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Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Article FOURTH
(D), Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                  (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price for the Series Preferred Stock to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                  (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price for any of the Series Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

                  (6) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price for any of the Series Preferred Stock which became effective on such record date shall be cancelled as of the close of business on such record date and shall instead be made on the actual date of issuance, if any.

             (v) Determination of Consideration. For purposes of this Article FOURTH (D), Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (1)  Cash and property. Such consideration shall:

                       (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                       (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                       (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                  (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article FOURTH (D), Section 4(d)(iv), relating to Options and Convertible Securities shall be determined by dividing:

                       (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution or any other adjustment) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                       (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution or any other adjustment) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

        (e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for each of the Series Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

        (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article FOURTH (D),
Section 4(e) above or a merger or other reorganization treated as a liquidation, dissolution or winding up of the Corporation under Article FOURTH (D), Section 2(c) above), the Conversion Price for each of the Series Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock, or other securities or property, which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series Preferred Stock immediately before that change.

        g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article FOURTH (D), Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

        (h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article FOURTH (D), Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation's President and Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Stock.

        i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock (other than by purchase of shares of Common Stock of employees, officers or directors of, or consultants to, the Corporation pursuant to the termination of such person's status as such or pursuant to the Corporation's exercise of rights of first refusal with respect to its shares), whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any re-classification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

             (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

            (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

             Notwithstanding the foregoing, the Corporation's obligation to give any such notice to the holders of one or more shares of Preferred Stock shall be deemed waived if the holders of at least two-thirds of the then outstanding shares of Preferred Stock shall execute and deliver to the Corporation a written waiver of such notice.

        (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on mandatory conversion of any Series Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (k) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

        l) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

        m) Multiple Issuance Dates. Notwithstanding anything in this Article FOURTH (D), Section 4 to the contrary, in the event the Corporation issues shares of the same series of Preferred Stock on more than one date, the Conversion Price shall be adjusted only once for the issuance of shares of such series of Preferred Stock, such adjustment to occur upon the earlier of (i) one hundred twenty (120) days after the first issuance thereof, (ii) upon the final closing of the issuance thereof, or (iii) immediately prior to any conversion or repurchase of such Preferred Stock.

        (n) Notices. Any notice required by the provisions of this Article FOURTH (D), Section 4 to be given to the holders of shares of any Series Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holders address or facsimile number appearing in the records of the Corporation.

     5. INCREASING PREFERRED STOCK. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

     6. NO REISSUANCE OF SERIES PREFERRED STOCK. No share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     FIFTH: The name and mailing address of the sole incorporator is as follows:

        Name                Mailing Address
        ----                ---------------

        Henry Nowak         Paradigm Genetics, Inc.
                            104 Alexander Drive
                            Building 2
                            Research Triangle Park, North Carolina 27709

     SIXTH:  Reserved.

     SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

     C. Following the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $10.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate gross proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $20,000,000 (a "Qualified Public Offering"), any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent.

     D. Following the closing of a Qualified Public Offering, special meetings of the stockholders may only be called by the Board of Directors.

     EIGHTH: A. Following the closing of a Qualified Public Offering, subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

  B. Effective upon the closing of a Qualified Public Offering, subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes, with the term of office of the first class to expire at the 2001 annual meeting of stockholders or any special meeting in lieu thereof, the term of office of the second class to expire at the 2002 annual meeting of stockholders or any special meeting in lieu thereof, and the term of office of the third class to expire at the 2003 annual meeting of stockholders or any special meeting in lieu thereof. At each annual meeting of stockholders or any special meeting in lieu thereof, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of Preferred Stock, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

  C. Following the closing of a Qualified Public Offering, subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the

Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director and not by the stockholders.

  D. Following the closing of a Qualified Public Offering, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

  E. Following the closing of a Qualified Public Offering, subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the outstanding shares of capital stock then entitled to vote at an election of the directors. A director may be removed for cause only after a reasonable notice and opportunity to be heard by the stockholders.

  NINTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation. Any adoption, amendment or repeal of the By-Laws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation; provided, however that following the closing of a Qualified Public Offering, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the By-Laws of the Corporation.

  TENTH: A. To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and to any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the Corporation shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors.

  B. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  C. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article TENTH.

  D. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TENTH shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. No repeal or amendment of this Article TENTH shall adversely affect any rights of any person pursuant to this Article TENTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

     ELEVENTH:   No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 or successor provisions of the Delaware General Corporation Law; or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. All references in this Article ELEVENTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article THIRTEENTH).

     TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the Delaware General Corporation Law and all rights conferred upon stockholders are granted subject to this reservation; provided that, following the closing of a Qualified Public Offering, in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision to the Corporation's Certificate of Incorporation, or any provision inconsistent with, Articles SEVENTH, EIGHTH, NINETH, TENTH, ELEVENTH and this Article TWELFTH of this Certificate of Incorporation.

     THIRTEENTH:   The Board of Directors is expressly authorized to cause the
Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the DGCL, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article THIRTEENTH and any such agreement, the term, "Continuing Directors," shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors.

     I, the undersigned, being the sole incorporator, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this __ day of March, 2000.


                                           /s/ Henry Nowak
                                           ________________________
                                           Henry Nowak



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